UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2026

Apollo Infrastructure Company LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56561	92-3084689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 42nd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 515-3200

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 12, 2026 (the “Closing Date”), certain indirect subsidiaries of Apollo Infrastructure Company LLC (the “Company”) entered into a revolving credit agreement (the “Agreement”) as borrowers (collectively with the other borrowers from time to time party thereto, the “Borrowers”) or subsidiary guarantors (collectively with the other subsidiary guarantors from time to time party thereto, the “Subsidiary Guarantors”), as applicable, with Sumitomo Mitsui Banking Corporation, as administrative agent, letter of credit issuer and lead arranger, U.S. Bank Trust Company, National Association, as collateral trustee, and the lenders from time to time party thereto.

Under the Agreement, the lenders have agreed to make credit available to the Borrowers in an aggregate initial principal amount of up to $400 million as of the Closing Date, which amount may be increased from time to time with the consent of the parties thereto. The Agreement will mature on January 12, 2029, unless the maturity date is extended in accordance with the terms thereof or there is an earlier termination or an acceleration following an event of default.

Advances under the Agreement denominated in U.S. dollars will bear interest, at the relevant Borrower’s option, at (i) the term Secured Overnight Financing Rate (SOFR) plus a spread of 2.95% or (ii) certain alternative rates made available to the Borrowers under the terms of the Agreement. The Borrowers are also obligated to pay other customary closing fees, arrangement fees, administration fees, unused fees, minimum utilization fees and letter of credit fees for a credit facility of this size and type. Obligations under the Agreement are non-recourse to the Company.

The Agreement contains customary representations and warranties, events of default, mandatory prepayment triggers and affirmative and negative covenants, including requirements related to maintaining certain borrowing base ratios, as described in Exhibit 10.1 to this Current Report on Form 8-K.

The Borrowers’ obligations under the Agreement are secured by security interests in certain (i) accounts and credit investments of the Borrowers and the Subsidiary Guarantors and (ii) equity interests of the Borrowers in certain directly held subsidiaries.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Revolving Credit Agreement, dated as of January 12, 2026, among certain indirect subsidiaries of Apollo Infrastructure Company LLC, as borrowers or subsidiary guarantors, the other borrowers and subsidiary guarantors party thereto from time to time, Sumitomo Mitsui Banking Corporation, as administrative agent, letter of credit issuer and lead arranger, U.S. Bank Trust Company, National Association, as collateral trustee, and the lenders from time to time party thereto.

104	Cover Page Interactive Data File, formatted in Inline XBRL

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO INFRASTRUCTURE COMPANY LLC

By:	/s/ Yvette Novo
Name:	Yvette Novo
Title:	Chief Financial Officer

Date: January 16, 2026